FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 7, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Shows Improved Second Quarter Results;

Record Revenues and Lower Exploration Spending

Narrow Quarterly Loss

Salt Lake City, August 7, 2008, – FX Energy, Inc. (NASDAQ: FXEN) today announced financial results for its second quarter ended June 30, 2008. Earnings for the most recent quarter were $(1.5) million, or $(0.04) per share, versus $(2.7) million, or $(0.08) per share, for last year’s second quarter. Record revenues and lower exploration spending were the two biggest contributors to the improved results. Total revenues for the second quarter of 2008 outpaced those of last year’s second quarter, primarily due to higher oil and gas prices, both in Poland and domestically. The Company also recorded higher oilfield services revenues. Total revenues rose 15 percent to $5.2 million during the second quarter of 2008, compared to total revenues of $4.5 million during the same period 2007. Exploration expenses were approximately $900,000, or 29 percent, lower during the second quarter of 2008 compared to the same quarter of 2007.

Clay Newton, FX’s Vice President Finance, remarked, “We were pleased during the second quarter to see a 14% price increase for all of our natural gas production in Poland which became effective May 1st. We continue to see a strong gas market in Poland going forward. These higher prices and resulting higher cash flows, together with our cash on hand and unused credit capacity, will provide the means for us to continue to execute our 2008 capital budget.”

Earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX)(1), a non-GAAP financial measure, during the second quarter of 2008 jumped 33 percent to $2.0 million, compared to $1.5 million for the second quarter of 2007.

The Company’s total net production decreased from 593 Mmcfe during the second quarter of 2007 to 427 Mmcfe during the 2008 quarter. The production decline is due almost entirely to the expected, and previously disclosed, decline at the Company’s Wilga well in eastern Poland. The well is expected to stabilize at its current, lower rate for the remainder of the year. However, other wells are expected to be added to the production base in 2009. In particular, the Company’s largest discovery to date, the Roszkow well, is expected to begin production in early 2009. Consequently, 2009 production should be well ahead of both 2007 and 2008.

____________________

(1) Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production Company’s ability to internally fund exploration and development activities and to service debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. The table below reconciles EBITDAX with income from continuing operations as derived from the Company’s financial information.

Six Month Results

The Company reported earnings of $(5.8) million, or $(0.15) per share, for the first half of 2008, compared to $(5.3) million, or $(0.15) per share, for the same period of 2007. The higher loss was partially attributable to increased exploration spending, most of which occurred during the first quarter of this year.

Earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX)(1) rose from just under $3.2 million to just over $3.2 million.

Oil and gas revenues for the 2008 first half were slightly higher than those recorded during the same period of 2007. The Company recognized oil and gas revenues of $7.5 million, compared to $7.3 million for the first half of 2007. Total revenues for the first half of 2008 were $9.4 million, compared to $8.7 million in the first half of 2007.

Natural gas production in Poland was 639 Mmcf during the first half of 2008, compared to 900 Mmcf during the same period of 2007. Total oil and gas production in Poland was 655 Mmcfe during the 2008 six-months, compared to 980 Mmcfe during the first six months of 2007.

At June 30, 2008, the Company’s cash and investments were approximately $13.6 million, including cash and cash equivalents of approximately $7.9 million and other investments of $5.7 million. In addition, the Company had full availability remaining under its $25 million reserve-based credit facility.

Earnings Conference Call Today, Thursday, August 7, 2008 at 4:30 PM. Eastern (2:30 PM. Mountain)

The Company will host a conference call and webcast today to discuss 2008 second quarter results and update operational items at 4:30 p.m. Eastern Time. The call will also include a discussion of the Company’s current operations. Conference call information is as follows: US dial-in-number: 800-289-0572; International dial-in-number: 913-312-1513. Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com. A rebroadcast will also be available through the Company’s website. For those that are unable to participate in the live call, a rebroadcast will be available for two weeks beginning one hour after the completion of the call. The US replay number: 888-203-1112; International replay: 719-457-0820. The pass code is 6707724.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

EBITDAX:	Six Months Ended
	30-Jun-08	30-Jun-07
Net loss	$ (5,780)	$ (5,307)
Income tax provision (benefit)	-	-
Interest income and expense, net	(99)	(37)
Depletion, depreciation and amortization	1,447	1,098
Property impairment	-	-
Exploration expense	6,277	5,728
Stock compensation expense	1,245	1,476
Other non-cash items	164	240
EBITDAX	$ 3,254	$ 3,197

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(in thousands)

	June 30,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$ 4,432	$ 4,262
Marketable securities	9,182	15,202
Accounts receivable:
Accrued oil sales	2,522	1,906
Joint interest and other receivables	1,951	805
Input VAT receivable	2,102	446
Inventory	211	178
Other current assets	176	365
Total current assets	20,576	23,164

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	23,785	23,491
Unproved	9,850	2,001
Other property and equipment	6,113	5,590
Gross property and equipment	39,748	31,082
Less accumulated depreciation, depletion and amortization	(10,644)	(9,197)
Net property and equipment	29,104	21,885

Other assets:
Certificates of deposit	406	406
Loan fees	853	914
	1,259	1,320
Total assets	$ 50,939	$ 46,369

-- Continued --

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)

-- Continued --

	June 30,	December 31,
	2008	2007
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$ 7,353	$ 4,432
Accrued liabilities	1,890	3,358
Total current liabilities	9,243	7,790

Long-term liabilities:
Asset retirement obligation	1,079	1,037

Total liabilities	10,322	8,827

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares
authorized, no shares issued as of June 30, 2008 and
December 31, 2007	--	--
Common stock, $0.001 par value, 100,000,000 shares
authorized, 40,303,447 and 38,196,357 issued and
outstanding as of June 30, 2008 and December 31, 2007,
respectively	40	38
Additional paid-in capital	151,977	142,901
Accumulated other comprehensive loss	(224)	(1)
Accumulated deficit	(111,176)	(105,396)
Total stockholders’ equity	40,617	37,542

Total liabilities and stockholders’ equity	$ 50,939	$ 46,369

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Revenues:
Oil and gas sales	$ 4,197	$ 3,751	$ 7,469	$ 7,252
Oilfield services	998	760	1,951	1,436
Total revenues	5,195	4,511	9,420	8,688

Operating costs and expenses:
Lease operating expenses	891	902	1,768	1,809
Geological and geophysical costs	2,226	3,135	6,277	5,728
Oilfield services costs	710	634	1,276	1,032
Depreciation, depletion and amortization (DD&A)	732	557	1,447	1,098
Accretion expense	21	19	42	39
Stock compensation (G&A)	619	735	1,245	1,476
General and administrative (G&A)	1,560	1,240	3,244	2,850
Total operating costs and expenses	6,759	7,222	15,299	14,032

Operating loss	(1,564)	(2,711)	(5,879)	(5,344)

Other income :
Interest income (expense) and other income	76	29	99	37
Total other income	76	29	99	37

Net loss	(1,488)	(2,682)	(5,780)	(5,307)

Other comprehensive income (loss)
Increase (decrease) in market value of available for sale marketable securities	82	25	(223)	70

Comprehensive loss	$ (1,406)	$ (2,657)	$ (6,003)	$ (5,237)
Basic and diluted net loss per common share	$ (0.04)	$ (0.08)	$ (0.15)	$ (0.15)
Basic and diluted weighted average number of shares outstanding	40,303	35,752	39,678	35,698

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	For the Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$ (5,780)	$ (5,307)
Adjustments to reconcile net loss to net cash used in
operating activities:
Accretion expense	42	39
Depreciation, depletion and amortization	1,447	1,098
Stock issued for services	665	744
Stock compensation (G&A)	1,245	1,476
Increase (decrease) from changes in working capital items:
Accounts receivable	(3,418)	(26)
Inventory	(33)	4
Other current assets	189	52
Other assets	61	(63)
Accounts payable and accrued liabilities	(1,930)	2,153
Net cash (used in) provided by operating activities	(7,512)	170

Cash flows from investing activities:
Additions to oil and gas properties	(4,760)	(5,851)
Additions to other property and equipment	(523)	(681)
Additions to marketable securities	(204)	--
Proceeds from maturities of marketable securities	6,000	4,182
Net cash provided by (used in) investing activities	513	(2,350)

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	7,169	1,180
Net cash provided by financing activities	7,169	1,180
Increase (decrease) in cash and cash equivalents	170	(1,000)
Cash and cash equivalents at beginning of period	4,262	4,644
Cash and cash equivalents at end of period	$ 4,432	$ 3,644